Exhibit 10.2

FIRST AMENDMENT TO THE

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ENABLE GP, LLC

(a Delaware Limited Liability Company)

THIS FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ENABLE GP, LLC (this “Amendment”) is made and entered into as of April 16, 2014, by CenterPoint Energy Resources Corp., a Delaware corporation (“CERC”), and OGE Enogex Holdings LLC, a Delaware limited liability company (together with CERC, the “Management Members” or “Parties”).

W I T N E S S E T H:

WHEREAS, Enable GP, LLC, a Delaware limited liability company (the “Company”), has been formed pursuant to that certain Certificate of Formation, filed with the Secretary of State of the State of Delaware on April 30, 2013; and

WHEREAS, the Management Members entered into that certain Second Amended and Restated Limited Liability Company Agreement, dated as of July 30, 2013 (the “Agreement”); and

WHEREAS, pursuant to Section 17.02, the Agreement may not be altered, modified or changed except by an amendment approved by each Management Member; and

WHEREAS, the Management Members desire to amend the Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Management Members agree as follows:

1. Section 1.01 is hereby amended to add each of the following definitions in its proper alphabetical position:

“Chairman” has the meaning given such term in Section 9.02(a)(iii).

“Midstream Operations” means (A) the gathering, compression, treatment, processing, blending, transportation, storage, isomerization or fractionation of (i) hydrocarbons, (ii) their associated production water and enhanced recovery materials (such as carbon dioxide), or (iii) their respective constituents and other products (including methane, natural gas liquids (Y-grade, ethane, propane, normal butane, isobutane and natural gasoline), condensate, and refined products and distillates (including gasoline, refined product blendstocks, olefins, naphtha, aviation fuels, diesel, heating oil, kerosene, jet fuels, fuel oil, residual fuel oil, heavy oil, bunker fuel, cokes and asphalts)), or (B) any operation relating or incidental to any of the foregoing activities.

2. The reference to Section 3.06(b)(v) appearing in the definition of “Member’s Owners” in Section 1.01 is hereby replaced with a reference to Section 3.06(g).

3. The reference to Section 3.01(d) appearing in Section 3.01(f) is hereby replaced with a reference to Section 3.01(e).

4. Section 3.03 is hereby replaced in its entirety with:

No Member shall have any right to withdraw from the Company; provided, however, that when a Transferee becomes registered on the books and records of the Company as the Member with respect to the Membership Interest so Transferred, the transferring Member shall cease to be a Member with respect to the Membership Interest so Transferred.

5. Section 9.02(a)(iii) is hereby replaced in its entirety with:

The Chairman of the Board shall be a Director (the “Chairman”) and shall set the agenda for and preside at all meetings of the Board. Peter B. Delaney shall serve as the initial Chairman, effective May 1, 2014. CERC will appoint the successor to the initial Chairman, subject to the approval of OGEH, which approval shall not be unreasonably withheld, conditioned or delayed. The rights to appoint the Chairman and approve such appointment as described above shall rotate between CERC and OGEH (or any other party to whom any such Management Member Transfers its rights to designate Representatives). The term of the initial Chairman shall end on the second anniversary of the Closing Date. Each successor Chairman shall serve for a two-year term.

6. Section 9.02(a)(iv) is hereby replaced in its entirety with:

Prior to the effective date of the appointment of the initial Chairman of the Board, CERC shall be entitled to designate a natural person to serve as interim Chairman of the Board (the “Interim Chairman”). The Interim Chairman shall have power and authority, among other things, to execute, for and on behalf of the Company and the Partnership Group, the Transaction Documents (as such term is defined in the Master Formation Agreement) and such other documents necessary or appropriate in connection therewith.

7. Section 9.02(b)(ii) is hereby replaced in its entirety with:

Other Directors. Any Director (other than a Representative), including each Independent Director and each Conflicts Committee Independent Director, shall be designated by unanimous vote of the Management Members. For the avoidance of doubt, assuming they meet the requisite standards, Independent Directors can also serve as Conflicts Committee Independent Directors.

8. Section 9.02(c)(i) is hereby replaced in its entirety with:

Each Representative may be removed and replaced, with or without cause, at any time by the Management Member that designated him or her, in such Management Member’s sole discretion, but may not be removed or replaced by any other means, except as set forth in Section 9.02(b)(i)(C). A Management Member who removes its Representative shall promptly notify the other Management Members of the removal and the name of its replacement Representative. Any Director that is not a Representative may be removed and replaced, with or without cause, at any time by unanimous vote of the Management Members.

9. Section 9.04(b) is hereby replaced in its entirety with:

Actions Requiring Approval of the Board. Except for such actions as the Board may from time to time in accordance with Section 10.01 delegate to the officers of the Company that may be taken without approval of the Board, the Company shall not, and shall cause the Group Members not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of any Group Member to, effect any non-ministerial action, including the following actions, without first receiving authorization by the affirmative vote of at least a majority of the Directors, subject to Section 12.03(b):

(i) approve the Annual Budget;

(ii) incur capital expenditures in excess of the amounts contemplated by the Annual Budget;

(iii) enter into, modify or terminate a Material Contract;

(iv) prior to the IPO Date, approve any transaction between any Group Member, on the one hand, and the Company or any Member or any of its Affiliates (other than any member of the Partnership Group) or any officer, director or employee of any Member or any of its Affiliates (other than any Group Member), on the other hand (each, a “Related Party Transaction”);

(v) transfer an asset (other than working capital) to a Person other than a Group Member outside the ordinary course of business;

(vi) merge, consolidate or convert with or into any other Person (other than a wholly owned Subsidiary of the Partnership into another wholly owned Subsidiary of the Partnership), or engage in any recapitalization, restructuring or reorganization, or enter into a letter of intent or agreement in principle with respect thereto;

(vii) alter, repeal, amend or adopt any provision of its certificate of limited partnership, certificate of formation or certificate of incorporation or any agreement of limited partnership, limited liability company agreement or bylaws or any similar organizational or governing document or change the form of organization of any Group Member;

(viii) elect or remove a Company officer; or

(ix) engage, participate or invest, directly or indirectly, in any new line of business.

10. Section 9.09(d) is hereby replaced in its entirety with:

(i) Subject to the phase-in period permitted by applicable rules and regulations, the Board shall have an audit committee (the “Audit Committee”) made up of Directors who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the New York Stock Exchange or any national securities exchange on which the limited partner interests or other Equity Interest are listed (each, an “Audit Committee Independent Director”). As of the IPO Date, the Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time. Subject to the phase-in period permitted by applicable rules and regulations, each member of the Audit Committee shall satisfy the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time, pertaining to qualification for service on an audit committee.

(ii) Within 90 days of the IPO Date, the Board shall have a conflicts committee (the “Conflicts Committee”) made up of at least two Conflicts Committee Independent Directors. The Conflicts Committee shall function in the manner described in the Partnership Agreement. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Members.

11. Section 10.01 is hereby replaced in its entirety with:

The officers of the Company shall be such officers (including, without limitation, a Chief Executive Officer, a Chief Financial Officer, a Secretary, a Treasurer, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents), as the Board from time to time may deem proper. All officers of the Company shall be elected by the Board, subject to Section 12.03(b). All officers shall each have such powers and duties as generally pertain to their respective offices, as shall be provided in this Agreement or as may be prescribed by the Board or a committee thereof.

12. The reference to Section 10.07 appearing in Section 10.02 is hereby replaced with a reference to Section 10.08.

13. A new Section 10.04 entitled “Chief Financial Officer” is hereby added immediately following Section 10.03, and the remaining sections of Article X are hereby renumbered accordingly. The text of new Section 10.04 is as follows:

The Chief Financial Officer shall be responsible generally for the financial affairs of the Company and shall perform all duties incidental to such person’s office which may be required by law and all other duties as are required by him of the Board or the Chief Executive Officer.

14. Section 10.08 (after the numbering referred to Section 13 hereof), is hereby replaced in its entirety with:

Subject to Section 12.03(b), any officer elected, or agent appointed, by the Board may be removed, with or without cause, by the Board whenever, in its judgment, the best interests of the Company would be served thereby. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

15. Section 10.09 (after the numbering referred to Section 13 hereof), is hereby replaced in its entirety with:

Subject to Section 12.03(b), a newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

16. Section 12.03(b) is hereby replaced in its entirety with:

Except as provided in Section 17.02, on and after the IPO Date, without first receiving the unanimous vote of the Management Members, the Company shall not, and shall cause the Group Members not to, and shall not authorize or permit any officer or agent of the Company on behalf of the Company or of any Group Member to, effect any of the following actions:

(i) alter, repeal, amend or adopt any provision of its certificate of limited partnership, certificate of formation or certificate of incorporation or any agreement of limited partnership, limited liability company agreement or bylaws or any similar organizational or governing document;

(ii) merge, consolidate or convert with or into any other Person (other than a wholly owned subsidiary of the Partnership into another wholly owned subsidiary of the Partnership);

(iii) elect or remove the Chief Executive Officer of the Company or the Chief Financial Officer of the Company;

(iv) sell, lease, transfer, pledge or otherwise dispose of properties and assets of the Company and the Group Members with a net book value or sale proceeds in excess of $750 million, taken as a whole, in a single transaction or a series of related transactions (other than to a wholly owned subsidiary of the Company);

(v) change the classification of the Company or any Group Member for United States federal income tax purposes;

(vi) engage, participate or invest, directly or indirectly, in any new line of business, other than any business that (A) involves Midstream Operations as its primary function and (B) would not cause the Partnership to be taxed as a corporation for federal income tax purposes;

(vii) engage, participate or invest, directly or indirectly, in any business or activity outside of the United States;

(viii) voluntarily liquidate, wind-up or dissolve the Company or the Partnership; or

(ix) file or consent to the filing of any bankruptcy, insolvency or reorganization petition for relief under the United States Bankruptcy Code naming the Company or any Group Member, or otherwise seek, with respect to the Company or any Group Member, relief from debts or protection from creditors generally.

17. The address of Jones Day appearing in Exhibit B is hereby replaced in its entirety with:

Jones Day
717 Texas Avenue, Suite 3300
Houston, Texas 77002
Attention:	Jeff Schlegel
Fax:	832.239.3600

18. All other terms and conditions of the Agreement remain unchanged and in full force and effect.

19. This Amendment may be executed in counterparts (including by facsimile or other electronic transmission), all of which together shall constitute an agreement binding on all the Parties, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Amendment immediately upon affixing its signature hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the date first above written.

CENTERPOINT ENERGY RESOURCES CORP.

By:	/s/ Gary L. Whitlock
	Name:	Gary L. Whitlock
	Title:	Executive Vice President and Chief Financial Officer

OGE ENOGEX HOLDINGS LLC

By:	OGE Energy Corp., its Sole Member

By:	/s/ Sean Trauschke
	Name:	Sean Trauschke
	Title:	Vice President and Chief Financial Officer